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                                                                      Exhibit 99



                          [EKCO GROUP, INC. LETTERHEAD]

CONTACT:
Don DeNovellis                  or          Maureen Wolff-Reid
Chief Financial Officer                     Vice President and General Manager
Ekco Group, Inc.                            Sharon Merrill Associates, Inc.
(603) 888-1212                              (617) 542-5300

                     EKCO GROUP APPOINTS MALCOLM L. SHERMAN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                Former CEO of Zayre Stores and Morse Shoe Assumes
                  Leadership of $275 Million Housewares Company

     NASHUA, N.H., December 5, 1996 -- Ekco Group, Inc. (NYSE: EKO) today announced that Malcolm L. Sherman, currently chairman of the Company's Board of Directors, has been appointed chief executive officer, effective immediately. Robert Stein, Ekco Group's CEO since 1986, has resigned his position to pursue other interests.

     With more than 35 years experience in the retail and housewares industries, including senior management positions at Zayre Stores, Regina Electric, Channel Home Centers, and Morse Shoe, Mr. Sherman has served Ekco Group in several capacities since February 1993. Most recently, he has been the Company's chairman of the board overseeing the company's strategic direction.

     "The Company's financial results coupled with the continuing sluggishness in the retail environment has created the need for significant improvement in performance," stated Mr. Sherman. "Ekco Group has a rich history, strong brand equity and a number of high-quality, popular product lines. My immediate priority is to return Ekco Group to proper levels of profitability as quickly as possible."

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EKCO GROUP/2

     "During my tenure as Ekco Group's chairman of the board, I have met with many of the Company's customers," stated Mr. Sherman. "I am confident that these initial contacts, coupled with the history of my experience working as a retailer will allow me to develop and implement the strategies necessary to create a more customer- and market-focused company."

     Sherman brings an extensive and distinguished background in the retail business to his position at Ekco Group. He currently is non-executive chairman of Gordon Brothers, a merchant services business. Previously, Mr. Sherman has served as chief executive officer of Zayre Stores, Regina Electric, Channel Home Centers, Inc., and Morse Shoe, Inc. Mr. Sherman also holds or has held director positions at Maxwell Shoe Co., One Price Clothing, Inc., United States Trust Company, and Compuchem Labs Inc. Mr. Sherman has gained several distinctions and awards within the retail industry including, "Houseware Industry Man of the Year," by Houseworld Expo, "Discounter of the Year," from Discount Store News and the T. Kenyon Holly Memorial Award from the shoe industry.

     In addition to his considerable retail background, Mr. Sherman also is very active in charitable affairs. He holds overseer or trustee positions at the Boston Symphony Orchestra, Brandeis University, the Massachusetts Eye & Ear Infirmary, the Boston Museum of Science and The New England Medical Center.

     Mr. Sherman concluded, "Ekco Group is grateful to Bob for his many years of service to the Company and for the relationships he has cultivated over the years with our customers. He will be missed by the many associates of the Company."

     The Company will record a special charge of approximately $2.7 million in the fourth quarter of fiscal 1996 in connection with the severance arrangement for Mr. Stein, which is consistent with his employment agreement.

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EKCO GROUP/3

     Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that these forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected in the forward-looking statements due to important risk factors including, without limitation, the timely introduction of new products, the impact of competitive products and pricing, and certain assumptions related to consumer purchasing patterns. Additional information concerning risk factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this release.

     Ekco Group, Inc. is a leading manufacturer and marketer of branded housewares products that are broadly marketed primarily through major mass merchant, supermarket, home/office and hardware stores. The Company's products include household items such as bakeware, kitchenware, plastic storage products, brooms, brushes and mops, as well as nonpoisonous and low-toxic household pest control products.

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